SCHEDULE 14A INFORMATION

                 CONSENT STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant | |
Filed by a Party other than the Registrant |X|

Check the appropriate box:

|X| Preliminary Consent Statement
| | Confidential, for Use of the Commission only (as permitted by rule 14a-6(e)(2))
| | Definitive Consent Statement
| | Definitive Additional Materials
| | Soliciting Material Pursuant to sec. 240.14a-11(c) or Rule 14a-12

                    ATLANTIC COAST AIRLINES HOLDINGS, INC.
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               (Name of Registrant as Specified in Its Charter)

                             MESA AIR GROUP, INC.
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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X| No fee required.

| | Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ----------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ----------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

        ----------------------------------------------------------------------

    (5) Total fee paid:

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| | Fee paid previously with preliminary materials.

| | Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ----------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        ----------------------------------------------------------------------

    (3) Filing Party:

        ----------------------------------------------------------------------

    (4) Date Filed:

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

PRELIMINARY COPY; SUBJECT TO COMPLETION
[  ], 2003

                              --------------------

                                CONSENT STATEMENT
                                       OF
                              MESA AIR GROUP, INC.

                              --------------------

To the Stockholders of Atlantic Coast Airlines Holdings, Inc.:

      This Consent Statement and the enclosed WHITE consent card are from Mesa Air Group, Inc. ("Mesa Air," "we" or "us"), for the solicitation by Mesa Air of written consents from you, the holders of shares of common stock of Atlantic Coast Airlines Holdings, Inc. ("Atlantic Coast"), to take the following actions without a stockholders' meeting, as authorized by Delaware law:

            (1) Repeal each provision of the Atlantic Coast by-laws or amendments adopted after August 14, 1998 (the last date the by-laws were filed with the Securities and Exchange Commission ("SEC")) and before the effectiveness of these three proposals;

            (2) Remove each member of Atlantic Coast's board and any person (other than those elected by this consent) elected or appointed to the Atlantic Coast board pursuant to a vacancy caused by the removal or resignation of any of the directors from the Atlantic Coast board or any newly-created directorships; and

            (3) Elect the nominees described in this Consent Statement to serve as directors of Atlantic Coast (or, if any such nominee is unable to serve as a director of Atlantic Coast, any other person designated as a nominee by the remaining nominee or nominees).

      This Consent Statement and the enclosed WHITE consent card are first being furnished to Atlantic Coast's stockholders on or about [ ], 2003.

                   Mesa Air Exchange Offer/Merger Proposal

        On October 6, 2003, Mesa Air advised the Atlantic Coast board of our intention to enter into a business combination with Atlantic Coast (the "Mesa Air proposal"). This business combination would take the form of either an exchange offer (the "Mesa Air exchange offer") or a merger agreement (the "Mesa Air merger proposal"), in each case pursuant to which each Atlantic Coast share of common stock would be exchanged for 0.9 shares of Mesa Air common stock (collectively, the "Mesa Air exchange offer/merger proposal") in a transaction expected to be tax-free to Atlantic Coast stockholders. Your board has refused to respond to the Mesa Air proposal. Based on the closing prices of shares of Mesa Air's and Atlantic Coast's common stock on October 3, 2003, the last trading day before our announcement of our intention to enter into a business combination with Atlantic Coast, the exchange ratio represented a 25% premium over the price of shares of Atlantic Coast's common stock. The exchange ratio also represents a premium of approximately 35% over the average closing price of Atlantic Coast stock for the two-month period ending on October 3, 2003.

      Mesa Air believes that consenting to each of the proposals will give the stockholders of Atlantic Coast the opportunity to accept or reject the Mesa Air exchange offer/merger proposal.

      MESA AIR RECOMMENDS THAT YOU CONSENT TO EACH OF THE PROPOSALS

      Approval of each of the proposals ("proposals") requires the affirmative consent of a majority of the outstanding shares of Atlantic Coast common stock. The effectiveness of proposal 3 is contingent upon the effectiveness of proposal
2. The purpose of the proposals is to elect the nominees to the Atlantic Coast board. The nominees, if elected to the Atlantic Coast board, are expected to act in the best interest of Atlantic Coast stockholders. The nominees are independent persons who believe that (i) the Mesa Air exchange offer/merger proposal and any alternative proposals should be considered by the Atlantic Coast board; (ii) the Atlantic Coast board, if appropriate, should submit the Mesa Air exchange offer/merger proposal and any other alternative proposal to you to review and make a decision to determine whether any such proposals are in your best interest; (iii) to the extent that it is in the best interest of the Atlantic Coast stockholders, the impediments to the consideration of the

Mesa Air exchange offer/merger proposal and any alternative proposals arising pursuant to that certain Rights Agreement, dated as of January 27, 1999, between Atlantic Coast and Continental Stock Transfer & Trust Company, referred to hereafter as the "poison pill," should be removed; (iv) the Atlantic Coast board should consider taking action to exempt the Mesa Air exchange offer/merger proposal, or any other alternative transaction that they believe to be in your best interest, from the restrictions of Section 203 of the Delaware General Corporation Law (the "Delaware anti-takeover law"); and (v) if neither the Mesa Air exchange offer nor the Mesa Air merger proposal, nor any alternative proposal is consummated, Atlantic Coast should be managed as a regional airline pursuant to revenue guarantee code share relationships with major airlines serving hub networks, rather than as a independent low-fare airline as contemplated by the current board.

      If elected to the Atlantic Coast board, we believe that the nominees will:

1. consider the Mesa Air exchange offer/merger proposal and any other alternative proposals;

2. if appropriate, submit the Mesa Air exchange offer/merger proposal and any alternative proposal to you to review and make a decision to determine whether the Mesa Air exchange offer/merger and any alternative proposals are in your best interest;

3. consider, to the extent that it is in the best interest of the Atlantic Coast stockholders, taking action to remove the impediments to the consideration of the Mesa Air exchange offer/merger proposal and any alternative proposals arising pursuant to the poison pill;

4. consider taking action to exempt the Mesa Air exchange offer/merger proposal, or any other alternative transaction that they believe to be in your best interest, from the restrictions of the Delaware anti-takeover law; and

5. consider, if neither the Mesa Air exchange offer nor the Mesa Air merger proposal, nor any alternative proposal is consummated, whether Atlantic Coast should be managed as a regional airline pursuant to revenue guarantee code share relationships with major airlines serving hub networks.

                   WHY DO YOU NEED TO CONSENT TO THESE PROPOSALS?

      Based on the price of Atlantic Coast common stock prior to the announcement of the Mesa Air proposal, we believe a combination of Mesa Air and Atlantic Coast would provide a premium over the stand-alone price of shares of Atlantic Coast's common stock. The overall purpose of the proposals is to remove the current Atlantic Coast directors and replace them with directors who will take action, in their independent judgment and good faith, to (i) consider the Mesa Air exchange offer/merger proposal and any other alternative proposals;
(ii) if appropriate, submit the Mesa Air exchange offer/merger proposal and any alternative proposal to you to review and make a decision to determine whether the Mesa Air exchange offer/merger proposal and any alternative proposals are in your best interest; (iii) consider, to the extent that it is in the best interest of the Atlantic Coast stockholders, taking action to remove the impediments to the consideration of the Mesa Air exchange offer/merger proposal and any alternative proposals arising pursuant to the poison pill; (iv) consider taking action to exempt the Mesa Air exchange offer/merger proposal, or any other alternative transaction that they believe to be in your best interest, from the restrictions of the Delaware anti-takeover law; and (v) consider, if neither the Mesa Air exchange offer nor the Mesa Air merger proposal, nor any alternative proposal is consummated, whether Atlantic Coast should be managed as a regional airline pursuant to revenue guarantee code share relationships with major airlines serving hub networks.

      The current directors have recently abandoned Atlantic Coast's profitable strategy of operating as a regional airline pursuant to revenue guarantee code share relationships with major airlines serving hub networks. Atlantic Coast has recently adopted a strategy to operate as an independent low-fare airline. According to airline industry analysts, Atlantic Coast's strategy has never been successfully implemented by a domestic air carrier operating primarily with regional jets. This strategic decision by Atlantic Coast's board has contributed, at least in part, to a loss of approximately 19% in the value of Atlantic Coast common stock from July 1, 2003 to October 3, 2003, the last trading day before our announcement of our intention to enter into a business combination with Atlantic Coast. You are urged to obtain current market quotations for Atlantic Coast common stock.

      On October 6, 2003, Mesa Air delivered to the Chief Executive Officer of Atlantic Coast, as well as to the current Atlantic Coast board of directors, a letter notifying them of our intention to enter into a business combination with Atlantic Coast. We believe that by failing to respond to this proposal the board of Atlantic Coast has failed to act in your best interest.

                   ACT NOW TO GIVE YOURSELF THE OPPORTUNITY TO
               RECEIVE THE HIGHEST POSSIBLE VALUE FOR YOUR SHARES

      As of October 10, 2003, Mesa Air was the beneficial owner of 1,603,529 shares of Atlantic Coast common stock, representing approximately 3.5% of the outstanding shares. According to Atlantic Coast's Form 10-Q for the quarter ended June 30, 2003, as of August 1, 2003, there were 45,332,692 shares of Atlantic Coast common stock outstanding. The record date for determining the stockholders of Atlantic Coast who are entitled to consent is [ ], 2003.

      YOUR CONSENT IS IMPORTANT! TO CONSENT TO OUR PROPOSALS PLEASE DO THE
FOLLOWING:

      o     PROMPTLY SIGN AND RETURN THE ENCLOSED WHITE CONSENT CARD

      o     DO NOT RETURN ANY CARD SENT TO YOU BY ATLANTIC COAST MANAGEMENT

      If your shares of Atlantic Coast common stock are held in your own name, please sign, DATE and mail the enclosed WHITE consent card today in the postage-paid envelope provided or mail the completed card to MacKenzie Partners, Inc. ("MacKenzie") at the address below.

      If your shares of Atlantic Coast common stock are held in "Street-Name," only your bank or broker can execute a consent on your behalf, but only upon receipt of your specific instructions. Please sign, DATE and mail the enclosed WHITE consent instruction form to your bank or broker today in the postage-paid envelope provided. To ensure that your consent is effective, please contact the persons responsible for your account and instruct them to execute the WHITE consent card on your behalf.

      IF YOU HAVE ANY QUESTIONS OR REQUIRE ANY ASSISTANCE IN EXECUTING OR DELIVERING YOUR CONSENT, PLEASE WRITE TO OR CALL:

                            MacKenzie Partners, Inc.
                               105 Madison Avenue
                            New York, New York 10016
                                 (212) 929-5500
                         Call Toll-Free: (800) 322-2885

      IF YOU DO NOTHING, THE EFFECT WILL BE A VOTE AGAINST THE PROPOSALS. THE AFFIRMATIVE VOTE OF A MAJORITY OF ALL OUTSTANDING SHARES IS NEEDED FOR EACH PROPOSAL IN ORDER TO REMOVE AND REPLACE THE CURRENT DIRECTORS OF ATLANTIC COAST.

              QUESTIONS AND ANSWERS ABOUT THIS CONSENT SOLICITATION

Q:    WHO IS MAKING THE SOLICITATION?

A: Mesa Air. Mesa Air is a holding company whose principal subsidiaries operate as regional air carriers providing scheduled passenger and airfreight service. Mesa Air currently operates 150 aircraft with 938 daily system departures to 163 cities in 40 states, the District of Columbia, Canada, Mexico and the Bahamas. Mesa Air operates in the West and Midwest as America West Express; in the Midwest and East as US Airways Express; in Denver and the West as United Express; in Denver as Frontier JetExpress until December 31, 2003; in Kansas City with Midwest Express and in New Mexico and Texas as Mesa Airlines.

Q:    WHAT ARE WE ASKING YOU TO CONSENT TO?

A: You are being asked to consent to three proposals in order to replace Atlantic Coast's current directors with independent directors who have indicated they will act in your best interest.

Q:    WHY ARE WE SOLICITING YOUR CONSENT?

A: We are soliciting your consent because we believe the current directors of Atlantic Coast have failed to act, and will not act in your best interest. We believe that:

      (1) they harmed you by abandoning Atlantic Coast's profitable strategy of operating as a regional airline pursuant to revenue guarantee code share relationships with major airlines serving hub networks;

      (2)   they failed to respond to the Mesa Air proposal; and

      (3) they refused to remove impediments to permit you to make your own decision regarding the Mesa Air exchange offer/merger proposal.

Q:    WHY SHOULD ATLANTIC COAST COMBINE WITH MESA AIR?

A: We believe that the Mesa Air exchange offer/merger proposal should be attractive to Atlantic Coast stockholders for the following reasons:

      o based on the closing prices of shares of Mesa Air and Atlantic Coast common stock on Friday, October 3, 2003, the last trading day before our announcement of the Mesa Air proposal, the exchange ratio of 0.9 shares of Mesa Air common stock for each share of Atlantic Coast common stock represented a 25% premium over the price of shares of Atlantic Coast common stock and a premium of approximately 35% over the average closing price of Atlantic Coast stock for the two-month period ending on October 3, 2003;

      o the exchange for Mesa Air common stock is expected to be tax-free to Atlantic Coast stockholders;

      o if we successfully complete the offer, you will hold shares in a larger combined company:

            o which we believe will have greater access to capital to pursue strategic growth opportunities than would Atlantic Coast on a stand-alone basis;

            o which we believe will become the leading regional airline in the United States; and

            o which we believe create an enhanced capital structure and a more liquid market for its shares than Atlantic Coast on a stand-alone basis;

      o you will have the opportunity to continue to participate in Atlantic Coast's growth through your ownership of shares of Mesa Air common stock. Moreover, we expect that Mesa Air will be better positioned than Atlantic Coast on a stand-alone basis to develop and exploit Atlantic Coast's assets and partnerships; and

      o according to airline industry analysts, the outlook of Atlantic Coast on a stand-alone basis is not favorable due to the strategic decision by Atlantic Coast's current directors to abandon its profitable strategy of operating as a regional airline pursuant to revenue guarantee code share relationships with major airlines serving hub networks and transform Atlantic Coast into an independent low-fare airline.

Q:    WHO ARE THE NOMINEES?

A: The nominees are independent persons and are not affiliated with Mesa Air. They are highly qualified individuals who believe that (i) the Mesa Air exchange offer/merger proposal and any alternative proposals should be considered by the Atlantic Coast board; (ii) the Atlantic Coast board, if appropriate, should submit the Mesa Air exchange offer/merger proposal and any other alternative proposal to you to review and make a decision to determine whether any such proposals are in your best interest; (iii) to the extent that it is in the best interest of the Atlantic Coast stockholders, the impediments to the consideration of the Mesa Air exchange offer/merger proposal and any alternative proposals arising pursuant to the poison pill should be removed; (iv) the Atlantic Coast board should consider taking action to exempt the Mesa Air exchange offer/merger proposal, or any other alternative transaction that they believe to be in your best interest, from the restrictions of the Delaware anti-takeover law; and (v) if neither the Mesa Air exchange offer nor the Mesa Air merger proposal, nor any alternative proposal is consummated, Atlantic Coast should be managed as a regional airline pursuant to revenue guarantee code share relationships with major airlines serving hub networks.

Q: IF YOU CONSENT TO THE PROPOSALS, ARE YOU ACCEPTING EITHER THE MESA AIR EXCHANGE OFFER OR THE MESA AIR MERGER PROPOSAL?

A: No. If the proposals are adopted, the new members of the board of directors will consider, in their independent judgment and good faith, taking action with respect to the poison pill to provide you with the opportunity to make your own decision regarding the Mesa Air exchange offer/merger proposal and any alternative proposals. Furthermore, the new members of the board of directors will consider the Mesa Air merger proposal and any alternative proposals.

Q: HOW DOES SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW AFFECT THE MESA AIR EXCHANGE OFFER/MERGER PROPOSAL?

A: Atlantic Coast is subject to the Delaware anti-takeover law, which provides that certain business combinations, including the transactions contemplated by the Mesa Air exchange offer/merger proposal, between a Delaware corporation whose stock is traded on the Nasdaq Stock Market, Inc., such as Atlantic Coast, and an interested stockholder (generally defined as a stockholder who beneficially owns 15% or more of a Delaware corporation's voting stock) are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless certain exceptions apply.

      If elected to the Atlantic Coast board, we believe that the nominees will consider taking board action to exempt the Mesa Air exchange offer/merger proposal, or any other proposed transaction that they believe to be in your best interest, from the restrictions of the Delaware anti-takeover law.

Q:    WHO CAN CONSENT TO THIS MATTER?

A: If you owned shares of Atlantic Coast common stock on [ ], 2003 (the "record date"), you have the right to consent to the proposals.

Q:    WHEN IS THE DEADLINE FOR SUBMITTING CONSENTS?

A: Section 228 of the Delaware General Corporation Law ("DGCL") requires that, in order for the proposals to be adopted, Atlantic Coast must receive written consents signed by a sufficient number of stockholders to adopt the proposals within 60 days of the date of the earliest dated consent being delivered to Atlantic Coast. Accordingly, consents cannot be submitted later than December [ ], 2003. However, because the proposals will become effective upon our delivery to Atlantic Coast of valid and unrevoked consent cards totaling more than 50% of the outstanding shares of common stock as of the record date, and because this may occur before the expiration of the 60-day period, WE URGE YOU TO ACT PROMPTLY to assure that your vote will count.

Q:    HOW MANY SHARES MUST BE VOTED IN FAVOR OF THE PROPOSALS TO EFFECT THEM?

A: We must receive the consents of a majority of Atlantic Coast's outstanding shares of common stock for the proposals to be adopted. As of August 1, 2003, Atlantic Coast had 45,332,692 shares of common stock outstanding. Therefore, based on available information, we estimate that the consent of at least 22,666,347 shares is necessary to effect the proposals. Abstentions, failures to consent and broker non-votes will have the same effect as withholding consent. Mesa Air owns beneficially 1,603,529 shares of Atlantic Coast common stock, which it intends to vote in favor of the proposals. Consequently, 21,062,818 additional shares will need to consent to the proposals in order for them to be adopted.

Q:    WHAT SHOULD YOU DO TO CONSENT?

A: Sign, DATE and return the enclosed WHITE consent card TODAY to MacKenzie in the envelope provided. In order for your consent to be valid, it must be dated.

Q:    WHO SHOULD YOU CALL IF YOU HAVE QUESTIONS ABOUT THE SOLICITATION?

A:    Please call MacKenzie toll free at (800) 322-2885.

                    REASONS FOR THE SOLICITATION OF CONSENTS

      Mesa Air is soliciting your consent to the proposals because we believe that the current members of the Atlantic Coast board (i) have embarked on a misguided strategy that has contributed to a steep decline in the value of Atlantic Coast's common stock and (ii) have failed to act, in your best interest. Mesa Air believes this is the case based on the following:

      o Atlantic Coast has announced its intention to transform itself from a regional airline pursuant to revenue guarantee code share relationships with major airlines serving hub networks to an independent low-fare airline. According to airline industry analysts, (i) this strategy has never been successfully implemented by a domestic air carrier which operates primarily with regional jets and (ii) Atlantic Coast faces significant challenges in establishing reservations, sales and marketing functions and in generating sufficient revenue while operating regional jets with limited passenger capacity.

      o We believe Atlantic Coast's announced strategy to operate as an independent low-fare airline has contributed to a loss of approximately 19% of the value of Atlantic Coast common stock from July 1, 2003 to October 3, 2003, the last trading day before our announcement of our intention to enter into a business combination with Atlantic Coast. During the period from July 1, 2003 through October 3, 2003, the value of Mesa Air's common stock has increased approximately 49%. You are urged to obtain current market quotations for Mesa Air common stock and Atlantic Coast common stock.

      o The current Atlantic Coast board failed to respond to the Mesa Air proposal even though Mesa Air stated in correspondence with the Chief Executive Officer and directors of Atlantic Coast that Mesa Air was interested in a business combination with Atlantic Coast that would provide a significant premium to you.

      Therefore, we believe that all of the current directors should be removed and replaced with a board that will act in your best interest. Mesa Air believes that the adoption of the proposals will accomplish this goal.

                     BACKGROUND OF THIS CONSENT SOLICITATION

      We believe that the actions of the current Atlantic Coast directors are indicative of a board that refused to inform itself of the benefits of the Mesa Air exchange offer/merger proposal. A number of developments and opportunities have led to our decision to undertake the offer at the present time. Some of the key factors are as follows:

   o the potential to realize synergies, cost savings and risk diversification opportunities;

   o  increased operational efficiency and flexibility;

   o  ability to provide lower costs to strategic partners; and

   o  the opportunity to implement operational improvements.

      Our board of directors determined at a telephonic meeting held on October 4, 2003 that it was in the best interest of Mesa Air and its stockholders to proceed with the Mesa Air exchange offer/merger proposal. The board authorized us to propose the business combination through an offer in which Atlantic Coast's common stockholders would be offered 0.9 of a share of Mesa Air common stock for each share of Atlantic Coast common stock they own. The exchange for Mesa Air common stock is expected to be tax-free to Atlantic Coast stockholders.

      In announcing the Mesa Air proposal, our board believed that greater value could be achieved for both Mesa Air and Atlantic Coast stockholders by combining Mesa Air's financial strength, management experience and business strategy with Atlantic Coast's attractive assets and operations. In the Mesa Air board's judgment, with our larger asset base, earnings potential and cash flow, the combined company would have more efficient access to capital and improved operations to execute its strategic plans. Accordingly, we believe that both Mesa Air stockholders and Atlantic Coast stockholders who receive shares of Mesa Air common stock in this transaction would benefit from our successful execution of these strategies and that we can realize greater stockholder value as a combined company.

      On October 6, 2003, Jonathan G. Ornstein, Mesa Air's Chief Executive Officer, delivered a letter to Atlantic Coast's Chief Executive Officer, Kerry
B. Skeen, and Atlantic Coast's board of directors, outlining our intention to enter into a business combination transaction with Atlantic Coast and indicating that we were prepared to be flexible on deal terms and structure. Simultaneously, we issued a press release disclosing to the public the Mesa Air proposal and its material terms. The following is the text of Mr. Ornstein's letter to Mr. Skeen and the Atlantic Coast board of directors:

--------------------------------------------------------------------------------

                                    October 6, 2003

   Mr. Kerry B. Skeen
   Chairman and Chief Executive Officer
   Atlantic Coast Airlines Holdings, Inc.
   45200 Business Court
   Dulles, Virginia  20166

   Dear Kerry,

         I tried to reach you this morning to tell you first hand about our intentions. Mesa Air Group, Inc. ("Mesa Air") believes that a combination with Atlantic Coast Airlines Holdings, Inc. ("ACA" or the "Company") is compelling and in the best interests of both companies, our respective shareholders, employees and customers. While we have reviewed only publicly available data to this point, we are prepared to move forward promptly with a business combination between the two companies.

         Accordingly, Mesa Air is seeking to enter into an agreement with ACA to acquire all the outstanding stock of ACA in a tax-free transaction whereby Mesa Air would issue 0.9 of a share of its common stock for each ACA share. Based on our closing share price of $12.55 and based on ACA's closing share price of $9.02 on October 3, 2003, our offer represents a premium to your shareholders of 25% over the current value of their shares. This price also represents a premium of 35% over the average closing price of ACA since late July, and we believe shares in the combined company will provide exceptional future value to the ACA shareholders.

         There are clear strategic benefits. A combination would form the basis to leverage each company's assets, franchise, partners and management expertise to better position the combined company in today's competitive marketplace. It is clear that such a transaction would enable us to service the needs of our airline partners more efficiently and profitably. If we can realize only a small portion of the potential strategic benefits, we believe our combined earnings could improve by over 25%. Furthermore, our focus will remain in the business of providing cost effective regional feed for our airline partners.

         Our proposal will be subject to only customary conditions, including among others, obtaining necessary regulatory approvals, the redemption of the ACA Right's Plan in accordance with its terms, the completion of satisfactory due diligence, negotiation of definitive agreements and necessary shareholder approvals.

         Although we are offering a full and fair price to ACA shareholders, we may have flexibility on deal terms and structure if you are willing to work with us towards consummating a transaction. In connection with our proposal, we have retained Cadwalader, Wickersham & Taft LLP as counsel and Merrill Lynch & Co. as financial advisor.

         In light of the compelling benefits to our respective shareholders and the materiality of this proposal, we are publicly releasing the text of this letter. Our strong preference would be to work with you to reach a mutually acceptable transaction. I would be happy to meet with you or to meet with your Board at its convenience to discuss in greater detail our thoughts with respect to a possible business combination and the future role that you and your management team would have in the combined entity. I look forward to hearing from you or one of your representatives as soon as possible.

                                 Sincerely,



                                 /s/ Jonathan G. Ornstein
                                 Jonathan G. Ornstein
                                 Chairman of the Board & Chief Executive Officer

   cc:  Board of Directors, ACA

--------------------------------------------------------------------------------


      On October 6, 2003, Atlantic Coast issued a press release confirming that it had received the letter from Mr. Ornstein containing the Mesa Air proposal. The press release claimed that Atlantic Coast's board of directors was considering the Mesa Air proposal, and indicated that Atlantic Coast was continuing with the implementation of its plans to operate as an independent low-fare airline.

      The Atlantic Coast board has not communicated with us since receiving Mr. Ornstein's letter concerning our intention to proceed with a business combination transaction. The failure of the Atlantic Coast board to meaningfully respond to the Mesa Air proposal has effectively denied you the opportunity to benefit from the Mesa Air exchange offer/merger proposal. On October 14, 2003, Mr. Ornstein wrote a second letter to the Atlantic Coast board of directors expressing our disappointment and asking your board to remove the poison pill so we could make a proposal directly to you. A copy of Mr. Ornstein's letter dated October 14, 2003, is set forth below.

--------------------------------------------------------------------------------

                                   October 14, 2003

Board of Directors
Atlantic Coast Airlines Holdings, Inc.
45200 Business Court
Dulles, Virginia, 20166

Ladies and Gentlemen:

      We are very disappointed that we have not received a response from Mr. Skeen or the Board of Directors of Atlantic Coast Airlines Holdings, Inc. ("ACA") to our letter of October 6, 2003 outlining an acquisition proposal for ACA. Specifically, we proposed that Mesa Air Group, Inc. ("Mesa") acquire all of the outstanding stock of ACA in a tax-free transaction whereby Mesa would issue
0.9 of a share of its common stock for each ACA share of common stock. We now feel compelled to direct this proposal to the ACA board of directors.

      We have made a full and fair proposal to merge with ACA based on a proven strategy of long-term profitability. Our focused business model, based on revenue-guarantee codeshare relationships with major airlines serving hub networks, applied to an enlarged asset base and a broader portfolio of client partnerships, will offer more balanced revenue distribution and strong synergies. As the leading operator in the regional aviation sector, we would have greater access to capital to fund our combined growth. Employees of both companies would have a stronger, more secure employer and greater advancement opportunities; our major airline customers would benefit from our ability to provide lower cost services; our shareholders an enhanced capital structure. Consequently, we believe that both Mesa and ACA shareholders, who would receive shares of Mesa common stock in the transaction, will benefit from our successful execution of the merger.

      We and our advisors are prepared to send you a merger agreement and promptly sit down to discuss all aspects of our current thinking on the terms and structure of the transaction. We are committed to working with you to negotiate a definitive agreement and to complete this transaction as soon as practicable thereafter.

      Although it is our desire to enter into direct discussions about this transaction with you, because Mr. Skeen has not responded to my letter, we are now taking steps to give ACA shareholders the opportunity to replace existing directors with those who are committed to fairly considering our offer or any similarly attractive alternative that they believe is in the best interests of ACA shareholders. As you know, ACA currently has in place a "poison pill" which effectively prevents us from consummating an exchange offer directly with your shareholders. We therefore urge you to remove the "poison pill" and allow your shareholders the opportunity to voice their opinion on this transaction.

      Because we have not yet received a response to our proposal, we are filing with the Securities and Exchange Commission the necessary documents to commence a shareholder consent solicitation to replace ACA's current Board of Directors with independent directors who we believe will give fair consideration to our attractive proposal. We also intend to file with the SEC an offer to exchange Mesa shares directly with ACA shareholders.

                                 Sincerely,



                                 /s/ Jonathan G. Ornstein
                                 Jonathan G. Ornstein
                                 Chairman of the Board & Chief Executive Officer

--------------------------------------------------------------------------------


                              MESA AIR GROUP, INC.

      Mesa Air is a holding company whose principal subsidiaries operate as regional air carriers providing scheduled passenger and airfreight service. Mesa Air serves 163 cities in 40 states, the District of Columbia, Canada, and Mexico. Mesa Air operates a fleet of 150 aircraft and has approximately 938 daily system departures. Mesa Air operates in the West and Midwest as America West Express; the Midwest and East as US Airways Express; in Denver and the West as United Express; in Denver as Frontier JetExpress until December 31, 2003; in Kansas City with Midwest Express and in New Mexico and Texas as Mesa Airlines. Mesa Air, which was founded in New Mexico in 1982, has approximately 4,000 employees. Mesa Air is a member of the Regional Airline Association and Regional Aviation Partners.

      Mesa Air is a Nevada corporation with its principal executive offices located at 410 North 44th Street, Suite 700, Phoenix, Arizona 85008.

      Mesa Air files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room in Washington, D.C. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at "http://www.sec.gov." We intend to file a registration statement on Form S-4 to register the shares of common stock of Mesa Air to be exchanged for shares of Atlantic Coast common stock in the Mesa Air exchange offer/merger proposal and preliminary proxy materials with the SEC so as to obtain necessary approval for the issuance of the shares of Mesa Air common stock to the stockholders of Atlantic Coast when the Mesa Air exchange offer/merger proposal is consummated.

                            MESA AIR STRATEGIC PLANS

      If Mesa Air is successful in acquiring Atlantic Coast pursuant to the Mesa Air exchange offer/merger proposal, Mesa Air will take immediate steps to refocus Atlantic Coast's business model to one based on revenue guarantee code share relationships with major airlines serving hub networks. We believe that by bringing these two companies together, and maintaining the successful revenue guarantee code share business model, we will create the leading regional airline in the United States. In our view, this business model, applied to an enlarged asset base and a broader portfolio of client partnerships, will offer more balanced revenue distribution and strong synergies. As the leading operator in the regional aviation sector, we would have a stronger balance sheet and greater access to capital to fund our combined growth. Employees of both companies would have a stronger, more secure employer and greater advancement opportunities; our major airline customers would benefit from our ability to provide cost efficient services; our shareholders would benefit from an enhanced capital structure and greater growth prospects. Consequently, we believe the forgoing factors will enhance the company's profitability and shareholder value, both in the short and long term.

                     MESA AIR EXCHANGE OFFER/MERGER PROPOSAL

      THIS CONSENT STATEMENT IS ONLY A REQUEST FOR CONSENTS TO THE PROPOSALS. IT IS NOT A REQUEST FOR A TENDER OR EXCHANGE OF SHARES OR AN OFFER TO PURCHASE SHARES. THIS IS NOT A CONSENT TO ACCEPT THE PROPOSED MESA AIR EXCHANGE OFFER/MERGER PROPOSAL.

      On October 6, 2003, Jonathan G. Ornstein, Mesa Air's Chief Executive Officer, delivered a letter to Atlantic Coast's Chief Executive Officer, Kerry
B. Skeen and the Atlantic Coast board of directors offering Atlantic Coast's stockholders 0.9 of a share of Mesa Air common stock for each share of Atlantic Coast's common stock they own in a transaction expected to be tax-free to Atlantic Coast stockholders.

      Mesa Air has indicated to the board of directors of Atlantic Coast that it is prepared to send Atlantic Coast a draft merger agreement and be flexible on deal terms and structure.

       IT IS CLEAR THAT THE MESA AIR EXCHANGE OFFER/MERGER PROPOSAL CONTAINS A SIGNIFICANT PREMIUM OVER THE STAND-ALONE PRICE OF ATLANTIC COAST COMMON STOCK BASED ON THE CLOSING PRICE OF ATLANTIC COAST COMMON STOCK ON OCTOBER 3, 2003, THE LAST TRADING DAY PRIOR TO THE ANNOUNCEMENT OF THE MESA AIR PROPOSAL.

      We have previously indicated that we are prepared to discuss any and all terms of our proposal with Atlantic Coast at any time.

                 ADDITIONAL INFORMATION REGARDING THE PROPOSALS

Proposal 1: Repeal of Each Provision of the Atlantic Coast By-laws or Amendments
            Adopted After August 14, 1998 (the last date the by-laws were filed with the SEC) Prior to the Effective Time of this Stockholder Action

      Stockholders are being asked to adopt a proposal which would repeal any amendment to the Atlantic Coast by-laws adopted by the current Atlantic Coast board after August 14, 1998 and before the effectiveness of the proposals and the seating of the nominees. This proposal is designed to prevent the current Atlantic Coast directors from taking actions to amend the Atlantic Coast by-laws to attempt to nullify or delay the actions taken by the stockholders under these proposals or to create new obstacles to the proposed Mesa Air exchange offer/merger proposal. Based on publicly available information, the most recent version of the Atlantic Coast by-laws were adopted on July 22, 1998, and no alterations after that date have been publicly disclosed.

Proposal 2: Removal of Directors

      Atlantic Coast stockholders are being asked to adopt a proposal to remove the current directors of Atlantic Coast: Kerry B. Skeen, Thomas J. Moore, C. Edward Acker, Robert E. Buchanan, Susan MacGregor Coughlin, Caroline Devine, Daniel L. McGinnis, James C. Miller III, and William Anthony Rice and any director elected or appointed to the Atlantic Coast board pursuant to a vacancy caused by the removal or resignation of any of the directors from the Atlantic Coast board or any newly-created directorships prior to the effective time of this stockholder action. As explained in this Consent Statement, Mesa Air strongly believes that the current directors are not acting, and will not act, in the best interest of the Atlantic Coast stockholders and should, therefore, be removed. WE ARE SEEKING YOUR CONSENT TO REMOVE THE CURRENT DIRECTORS OF ATLANTIC COAST WITHOUT CAUSE NOTWITHSTANDING SECTION 3.11 OF THE ATLANTIC COAST BY-LAWS, WHICH PROVIDES THAT DIRECTORS MAY BE REMOVED ONLY FOR CAUSE. SECTION 141(K) OF THE DGCL PROVIDES THAT DIRECTORS MAY BE REMOVED WITH OR WITHOUT CAUSE BY A MAJORITY OF THE STOCKHOLDERS. WE HAVE BEEN ADVISED BY COUNSEL THAT SECTION
3.11 OF THE ATLANTIC COAST BY-LAWS CONFLICTS WITH SECTION 141(K) OF THE DGCL AND IS THEREFORE INVALID.

Proposal 3: Election of Nominees

      Contingent upon the passage of proposal 2, Atlantic Coast stockholders are being asked to elect as directors of Atlantic Coast each of the nominees named below, each of whom has consented to serve as a director, if elected, until the next annual meeting of stockholders or until his successor has been elected and qualified. Mesa Air's primary purpose in seeking to elect the nominees to the Atlantic Coast board is (i) to facilitate the consideration by the Atlantic Coast board of the Mesa Air exchange offer/merger proposal, or (ii) to facilitate the redemption or amendment of the Atlantic Coast poison pill, to the extent the new directors believe taking such action is in your best interest, in order to give Mesa Air the opportunity to make the Mesa Air exchange offer/merger proposal directly to the stockholders of Atlantic Coast. However, if elected, the nominees would be responsible for managing the business and affairs of Atlantic Coast and would consider all business combination proposals with Atlantic Coast. If elected, the nominees would consider taking board action to exempt the Mesa Air exchange offer/merger proposal, or any other proposed transaction that they believe to be in your best interest, from the restrictions of the Delaware anti-takeover law. Each director of Atlantic Coast has an obligation under Delaware law to discharge his duties as a director in good faith, in a manner he reasonably believes to be in the best interest of Atlantic Coast and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

      All of the nominees have indicated that:

      o they will consider the Mesa Air exchange offer/merger proposal and any alternative proposals;

      o they will consider submitting the Mesa Air exchange offer/merger proposal and any alternative proposals to the Atlantic Coast stockholders to review and make their own decision to determine if the proposals are in their best interest;

      o they will consider, to the extent that it is in the best interest of the Atlantic Coast stockholders, taking action to remove the impediments to the consideration of the Mesa Air exchange offer/merger proposal and any alternative proposals arising pursuant to the poison pill;

      o they will consider taking action to exempt the Mesa Air exchange offer/merger proposal, or any other alternative transaction that they believe to be in your best interest, from the restrictions of the Delaware anti-takeover law; and

      o if neither the Mesa Air exchange offer nor the Mesa Air exchange offer/merger proposal, nor any alternative proposal is consummated, they intend to manage Atlantic Coast as a regional airline pursuant to revenue guarantee code share relationships with major airlines serving hub networks.

      Although Mesa Air has no reason to believe that any of the nominees may be unable or unwilling to serve as directors, if any of the nominees is unable to serve as a director of Atlantic Coast due to death, disability or otherwise, the remaining nominee or nominees may designate another person or persons to replace the nominee or nominees unable to serve.

      The name, age, present principal occupation and employment history of each of the nominees for at least the past five years are as follows:
--------------------------------------------------------------------------------

                                          Present Principal Occupation and Five
             Name                 Age            Year Employment History
--------------------------------------------------------------------------------

Nathaniel A. Davis                49      President, Chief Operating Officer, XO
                                          Communications, Inc. from 2000 through
                                          June 2003. Prior to June 2003, Mr.
                                          Davis also served as a director of XO
                                          Communications, Inc. Mr. Davis is
                                          currently a director of XM Satellite
                                          Radio Holdings, Inc.
--------------------------------------------------------------------------------

Andre V. Duggin                   58      Chairman of the Board of Directors and
                                          Chief Executive Officer of A.V.
                                          Consultants, Inc., 1982 through the
                                          present.
--------------------------------------------------------------------------------

Theodore F. Kahan                 41      Senior Managing Director, El Camino
                                          Capital Group, 2003. Mr. Kahan served
                                          as Executive Vice President, Real
                                          Estate Investment, Davis Companies,
                                          2000-2003. Mr. Kahan also served as
                                          General Counsel and a member of the
                                          executive management committee of
                                          American Golf Corp. from 1995-2000.
--------------------------------------------------------------------------------

James R. Link                     58      Consultant, JLink Associates, a
                                          financial/marketing consulting firm,
                                          from 2002 through the present. Mr.
                                          Link has also served as Chief
                                          Executive Officer of PAC/AV from 2002
                                          through the present and as Chief
                                          Executive Officer of TRW Investments,
                                          a venture capital firm, from 2002
                                          through the present. Mr. Link served
                                          as Chief Executive Officer of Impulse
                                          Airlines in 2001. From 1991 through
                                          1995, Mr. Link served as Vice
                                          President, Worldwide Sales, of
                                          Raytheon Aircraft.
--------------------------------------------------------------------------------

David T. McLaughlin               71      Chairman of the Board of Directors,
                                          Orion Safety Products, 1988-2001 and
                                          Chief Executive Officer, 2001. Mr.
                                          McLaughlin served as President of
                                          Dartmouth College from 1981 through
                                          1987. Mr. McLaughlin currently serves
                                          on the Board of Directors of Viacom,
                                          Inc., Orion Safety Products, and
                                          Infinity Broadcasting. Mr. McLaughlin
                                          is Chairman of the American Red Cross.
--------------------------------------------------------------------------------

Peter F. Nostrand                 56      Chairman of the Board of Directors,
                                          President and Chief Executive Officer,
                                          SunTrust Banks Inc., Greater
                                          Washington (successor to Crestar Bank
                                          Greater Washington) from 1995 through
                                          the present. Mr. Nostrand served as
                                          President of Crestar Bank Washington,
                                          D.C. and Crestar Bank MD (both merged
                                          into Crestar's Virginia Bank) from
                                          1991 through 1996. From 1988 through
                                          1995, Mr. Nostrand served as Senior
                                          Executive Vice President of Crestar
                                          Bank.
--------------------------------------------------------------------------------

Archille R. Paquette              60      Mr. Paquette has been retired since
                                          1999. Prior to his retirement, Mr.
                                          Paquette served in various positions
                                          at Air Midwest, Inc., joining the
                                          Company in 1977 and serving as
                                          President and Chief Operating Officer
                                          from 1993 though 1999. Mr. Paquette
                                          served as an officer in the US Army
                                          from 1965-1975.
--------------------------------------------------------------------------------

      The following table sets forth all purchases and sales during the past two years of Mesa Air common stock deemed to be beneficially owned by the nominees and their current holdings. All transactions were effected in open market transactions. To the best of our knowledge, none of the nominees beneficially owns any common stock of Atlantic Coast.

                                   Transaction   Number of
Name                                  Date         Shares     Purchase/Sale

James R. Link                        5/19/03        200         Purchase

James R. Link                        6/24/03        800         Purchase

James R. Link                        7/22/03       1,000        Purchase

James R. Link                        9/2/03        1,000        Purchase

James R. Link                        9/19/03       1,500          Sale

James R. Link                        9/29/03       1,500          Sale

Archille R. Paquette(1)              3/8/02        2,100          Sale

Archille R. Paquette(1)              3/18/02       7,900          Sale

Archille R. Paquette(1)              3/28/02       10,000         Sale

Archille R. Paquette(1)              4/12/02       10,000         Sale

Archille R. Paquette(1)              4/16/02       5,000          Sale

(1) Cashless exercise of stock option and simultaneous sale.

      Except as discussed below, none of the nominees has been involved in any legal proceedings in the preceding five years which must be disclosed as material for purposes of an evaluation of the integrity or ability of any person nominated to become a director under the federal securities laws.

       Name                              Legal Proceedings
------------------    ----------------------------------------------------------
Nathaniel A. Davis    In January 2002, shareholder lawsuits were filed against
                      the executive officers and board of directors of XO
                      Communications, Inc., including Mr. Davis, alleging
                      breaches of fiduciary duty in connection with his position as President and Chief Operating Officer of XO
                      Communications, Inc. These cases were dismissed in June
                      2002. XO Communications, Inc. was the subject of an
                      insolvency proceeding in the United States Bankruptcy
                      Court for the Southern District of New York in 2002 and
                      2003 while Mr. Davis was an executive officer.
                      ----------------------------------------------------------

      This information has been furnished to Mesa Air by the respective nominees. Each of the nominees has consented to serve as a director. None of the nominees nor any of their current employers is an affiliate of Mesa Air and, if elected, none of the nominees would represent Mesa Air on the Atlantic Coast board.

      Mesa Air has agreed to indemnify and hold harmless, to the fullest extent permitted by law, each of the nominees against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with his position as a nominee. Mesa Air will also pay out-of-pocket expenses of the nominees incurred in their capacity as such. It is expected that each nominee, if elected and seated on the Atlantic Coast Board, will thereafter be reimbursed by Atlantic Coast, based on its current fee structure, for his reasonable out-of-pocket expenses incurred in the performance of his service as director. Such directors will also be entitled to indemnification by Atlantic Coast in accordance with its certificate of incorporation and by-laws.

      In accordance with applicable regulations of the SEC, the WHITE consent card delivered with this Consent Statement provides each stockholder of Atlantic Coast with the opportunity to designate the names of any of the nominees whom he or she does not desire to elect to the Atlantic Coast board. Mesa Air urges stockholders to vote for all of the nominees on the WHITE consent card delivered with this Consent Statement.

                              VOTING SECURITIES

      According to Atlantic Coast's certificate of incorporation, the shares of Atlantic Coast common stock constitute the only class of outstanding voting securities of Atlantic Coast. Accordingly, only holders of Atlantic Coast common stock are entitled to execute consents. Atlantic Coast stated in its quarterly report on Form 10-Q for the quarterly period ended June 30, 2003 that, as of August 1, 2003, there were 45,332,692 shares of Atlantic Coast common stock outstanding. Each share of Atlantic Coast common stock is entitled to one vote. Stockholders of Atlantic Coast do not have cumulative voting rights. The record date for determining stockholders entitled to consent is [ ], 2003.

      The following table sets forth the interests of Mesa Air in the shares of Atlantic Coast, as of October 10, 2003.

                                                       Amount and
                                                        Nature of
                       Name of                         Beneficial    Percent of
                   Beneficial Owner                     Ownership       Class
--------------------------------------------------     ----------    ----------
Mesa Air Group, Inc...............................      1,603,529        3.5%
  401 North 44th Street, Suite 700
  Phoenix, Arizona  85008

------------

                     ADDITIONAL INFORMATION CONCERNING MESA AIR

      Mesa Air is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), as amended, and, in accordance with the Exchange Act, files reports and other documents with the SEC relating to its business, financial condition and other matters. These reports and other documents should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, DC 20549. Copies of Mesa Air's filings with the SEC should be obtainable, by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, DC 20549. The SEC also maintains an Internet website at http://www.sec.gov that should contain electronic copies of Mesa Air's filings with the SEC.

      Certain information about the employees and representatives of Mesa Air who may assist Mesa Air in soliciting consents is set forth in the attached Annex II. Annex III sets forth certain information relating to the ownership of Atlantic Coast common stock by certain of Mesa Air's employees and representatives, and about any transactions between any of them and Atlantic Coast.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

      Our disclosure in this Consent Statement contains some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "intend," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance.

      Any and all of our forward-looking statements in this Consent Statement can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Because these statements are subject to risks and uncertainties, actual results may differ materially from those expected or implied by the forward-looking statements. We caution you not to place undue reliance on the statements, which speak only as of the date of this Consent Statement.

      From time to time, we also may provide oral or written forward-looking statements in other materials we release to the public.

      We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our reports to the SEC in, among other places, "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our periodic reports filed with the SEC.

      The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that Mesa Air or persons acting on its behalf may issue. Mesa Air undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

                                  SOLICITATION

      Solicitation of consents may be made by the directors, officers, investor relations personnel and other employees of Mesa Air, its subsidiaries and their affiliates and by the nominees. Consents will be solicited by mail, advertisement, telephone or telecopier and in person. No such persons will receive additional compensation for such solicitation.

      In addition, Mesa Air has retained MacKenzie to assist in the solicitation, for which services MacKenzie will be paid customary fees. MacKenzie will be reimbursed for its reasonable out-of-pocket expenses. Mesa Air has also agreed to indemnify MacKenzie against certain liabilities and expenses, including certain liabilities and expenses under the federal securities laws. It is anticipated that 45 persons will be employed by MacKenzie to solicit stockholders.

      Banks, brokers, custodians, nominees and fiduciaries will be requested to forward solicitation material to the beneficial owners of shares of Atlantic Coast common stock. Mesa Air will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable expenses for sending solicitation material to the beneficial owners.

      Merrill Lynch & Co. ("Merrill Lynch") is acting as financial advisor for Mesa Air in connection with the Mesa Air exchange offer/merger proposal. In connection with its engagement, Mesa Air has agreed to pay Merrill Lynch customary fees for its services. Mesa Air has also agreed to reimburse Merrill Lynch for its reasonable expenses, including the reasonable fees and expenses of its legal counsel, resulting from or arising out of their engagements, and to indemnify Merrill Lynch and certain related persons against certain liabilities and expenses, including liabilities and expenses under the federal securities laws arising out of their respective engagements. In addition, Merrill Lynch has, in the past, provided financial services to Mesa Air, for which services it has received customary compensation.

      Certain employees of Merrill Lynch may also assist Mesa Air in the solicitation of proxies, including by communicating in person, by telephone or otherwise, with a limited number of institutions, brokers or other persons who are stockholders of Atlantic Coast. Merrill Lynch does not believe that any of its directors, officers, employees or affiliates are a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934 by the SEC, or that Schedule 14A requires the disclosure of certain information concerning Merrill Lynch. Merrill Lynch will not receive any additional fee for or in connection with such solicitation activities by its representatives apart from the fees it is otherwise entitled to receive as described above.

      Certain information about the directors and executive officers of Mesa Air who are not nominees and certain representatives of Mesa Air who will assist MacKenzie in soliciting consents is contained in Annex II. Annex III sets forth certain information relating to the ownership of shares of Atlantic Coast common stock by Mesa

Air's directors, officers, employees and representatives who may participate in the solicitation, and about any transactions between any of them and Atlantic Coast.

      The cost of the solicitation of consents to the proposals will be borne by Mesa Air. Mesa Air may seek reimbursement of the costs of this solicitation from Atlantic Coast. Costs related to the solicitation of consents to the proposals include expenditures for attorneys, accountants, financial advisors, consent solicitors, public relations advisors, printing, advertising, postage, litigation and related expenses and filing fees and are expected to aggregate approximately $[ ] million, of which $[ ] million has been spent to date. The portion of such costs allocable solely to the solicitation of consents to the proposals is not readily determinable.

                                CONSENT PROCEDURE

      Section 228 of the DGCL provides that, absent a contrary provision in Atlantic Coast's certificate of incorporation, any action that may be taken at a meeting of the stockholders may be taken by the written consent of at least the minimum number of votes that would be necessary to take such action at a meeting in which all shares entitled to vote were present and voting. Atlantic Coast's certificate of incorporation contains no contrary provision.

      The proposals will become effective upon delivery to Atlantic Coast of signed, dated and unrevoked consents consenting to such proposals, of a majority of the shares of Atlantic Coast common stock then outstanding. Consents may be executed by the holders of record of common stock as of the record date, or by their duly authorized proxy. Section 228(c) of the DGCL provides that no written consent will be effective unless delivered to Atlantic Coast within 60 days of the date of the earliest dated consent delivered to Atlantic Coast in the manner provided by Delaware law. Accordingly, consents cannot be submitted later than December [ ], 2003. However, because the proposals will become effective upon our delivery to Atlantic Coast of valid and unrevoked consent cards totaling more than 50% of the outstanding shares of common stock as of the record date, and because this may occur before the expiration of the 60-day period, WE URGE YOU TO ACT PROMPTLY to assure that your vote will count. The effectiveness of proposal 3 is subject to, and conditioned upon, the adoption of proposal 2 by the holders of record by December [ ], 2003.

      Any failure to execute and return a consent, and all abstentions and broker non-votes, will have the same effect as voting against the proposals.

                    EFFECTIVENESS AND REVOCATION OF CONSENTS

       An executed consent card may be revoked by signing, dating and delivering a written revocation at any time prior to the date that Atlantic Coast has received the required number of properly completed, unrevoked consents to authorize the proposed actions. The delivery of a subsequently dated consent card that is properly completed and signed will constitute a revocation of any earlier consent card delivered by such holder. The revocation may be delivered either to Mesa Air, in care of MacKenzie, or to an address provided by Atlantic Coast. Although a revocation is effective if delivered to Atlantic Coast, Mesa Air requests that either the original or photostatic copies of all revocations of consents be mailed or delivered to Mesa Air in care of MacKenzie at the address set forth above, so that Mesa Air will be aware of all revocations and can more accurately determine if and when unrevoked consents to the actions described in this Consent Statement have been received from the holders of record of a majority of outstanding shares of Atlantic Coast common stock.

                              SPECIAL INSTRUCTIONS

      If you were a record holder of shares of Atlantic Coast common stock as of the close of business on the record date, you may elect to consent to, withhold consent to or abstain with respect to each proposal by marking the "CONSENT," "DOES NOT CONSENT" or "ABSTAIN" box, as applicable, underneath each such proposal on the accompanying WHITE consent card and signing, dating and returning it promptly in the enclosed postage-paid envelope or by mailing the consent card to MacKenzie at the address stated below.

      If the stockholder signing, dating and returning the WHITE consent card has failed to check a box marked "CONSENT," "DOES NOT CONSENT" or "ABSTAIN" for any of the proposals, such stockholder will be deemed to have consented to each such proposal, except that such stockholder will not be deemed to have consented to the removal of any current Atlantic Coast director or to the election of any nominee whose name is written in on the consent card under the corresponding proposal.

                     MESA AIR RECOMMENDS THAT YOU CONSENT TO
                             EACH OF THE PROPOSALS.

    YOUR CONSENT IS IMPORTANT. PLEASE MARK, SIGN AND DATE THE ENCLOSED WHITE CONSENT CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY OR
             MAIL THE CARD TO MACKENZIE AT THE ADDRESS STATED BELOW.

                FAILURE TO RETURN YOUR CONSENT CARD WILL HAVE THE
                  SAME EFFECT AS VOTING AGAINST THE PROPOSALS.

      If your shares of Atlantic Coast common stock are held in "Street-Name," only your bank or broker can execute a consent on your behalf, but only upon receipt of your specific instructions. Please sign, date and return the enclosed WHITE consent instruction form to your bank or broker today in the postage-paid envelope provided. To ensure that your consent is effective, please contact the persons responsible for your account and instruct them to execute a WHITE consent card on your behalf. Mesa Air urges you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to Mesa Air in care of MacKenzie at the address set forth below so that Mesa Air will be aware of all instructions given and can attempt to ensure that such instructions are followed.

                                APPRAISAL RIGHTS

      Holders of Atlantic Coast common stock do not have dissenters' appraisal rights under Delaware law in connection with this Consent Statement or the proposals contained herein.

      If you have any questions or require any assistance in executing or delivering your consent, please write to, or call:

                            MacKenzie Partners, Inc.
                               105 Madison Avenue
                            New York, New York 10016
                                 (212) 929-5500
                         Call Toll-Free: (800) 322-2885

Dated: October [ ], 2003

                                                                         ANNEX I

        INFORMATION CONCERNING ATLANTIC COAST'S OFFICERS AND DIRECTORS

      The following table sets forth certain information, based on information derived from Atlantic Coast's publicly filed reports with the SEC, as of April 1, 2003, concerning beneficial ownership of Atlantic Coast's common stock by (i) each director of Atlantic Coast; (ii) each executive officer of Atlantic Coast named in the Summary Compensation Table; and (iii) all directors and executive officers of Atlantic Coast as a group.

                                                     Amount and Nature of
                                                    Beneficial Ownership(1)    Percent of Class
                        Name                                Shares                  Percent
-------------------------------------------------   -----------------------    ----------------
Kerry B. Skeen ..................................           449,879                   1.0%
Thomas J. Moore .................................           587,714                   1.3%
C. Edward Acker .................................           564,400                   1.2%
Robert E. Buchanan ..............................            75,800                     *
Susan MacGregor Coughlin ........................            53,660                     *
Caroline (Maury) Devine .........................            12,500                     *
Daniel L. McGinnis ..............................            24,000                     *
James C. Miller III .............................            80,000                     *
William Anthony (Tony) Rice .....................               -0-                     0%
Richard J. Surratt ..............................           106,698                     *
Michael S. Davis ................................           193,717                     *
William B. Lange ................................            51,167                     *
All directors and executive officers as
  a group (12 persons) ..........................         2,333,383                   5.2%

------------

* Less than one percent.

(1) Includes options and restricted stock that are exercisable on or within 60 days after April 1, 2003, as follows: Mr. Skeen, 355,786 shares; Mr. Moore, 489,473 shares; Mr. Acker, 24,000 shares; Mr. Buchanan, 52,000 shares; Ms. Coughlin, 52,000 shares; Ms. Devine, 12,000 shares; Mr. McGinnis, 24,000 shares; Mr. Miller, 52,000 shares; Mr. Surratt, 98,005 shares; Mr. Davis, 144,442 shares; and Mr. Lange, 51,167 shares

                                                                        ANNEX II

                        INFORMATION CONCERNING DIRECTORS,
                          OFFICERS, EMPLOYEES AND OTHER
                           REPRESENTATIVES OF MESA AIR

      The following table sets forth the name and the present principal occupation or employment, and the name and principal business address of any corporation or other organization in which such employment is carried on, of the directors, officers, employees and representatives of Mesa Air who may assist in soliciting consents from Atlantic Coast's stockholders. Unless otherwise indicated, each person listed below is employed by Mesa Air and the principal business address of each person listed below is 410 North 44th Street, Suite 700, Phoenix, Arizona 85008.

   Name and Principal Business Address        Present Principal Occupation or Employment
---------------------------------------      --------------------------------------------
Jonathan G. Ornstein                             Chairman and Chief Executive Officer

Michael J. Lotz                                  President and Chief Operating Officer

George Peter Murnane III                          Executive Vice President and Chief
                                                           Financial Officer

Jim Ratigan                                    Managing Director, Mergers & Acquisitions,
Merrill Lynch & Co.                                       Merrill Lynch & Co.
4 World Financial Center, North Tower
New York, NY 10080

George Ackert                                Director, Global Industries Investment Banking,
Merrill Lynch & Co.                                       Merrill Lynch & Co.
4 World Financial Center, North Tower
New York, NY 10080

Merrill Lynch does not believe that any of its directors, officers, employees or affiliates are a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934 by the SEC, or that Schedule 14A requires the disclosure of certain information concerning Merrill Lynch.

                                                                       ANNEX III

                             CERTAIN TRANSACTIONS
   BETWEEN MESA AIR, ITS DIRECTORS, EMPLOYEES AND OTHER REPRESENTATIVES AND
                                ATLANTIC COAST

      Except as disclosed in this Consent Statement, none of Mesa Air, its directors or executive officers or the employees or other representatives of Mesa Air named in Annex II owns any securities of Atlantic Coast or any parent or subsidiary of Atlantic Coast, beneficially or of record nor is a party to any contract, arrangement or understanding with any person for such securities.

      Merrill Lynch, which is acting as financial advisor for Mesa Air in connection with the Mesa Air exchange offer/merger proposal, engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of its business, Merrill Lynch may trade securities of Atlantic Coast for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

      None of Mesa Air, its subsidiaries, their directors or executive officers, or the employees or other representatives of Mesa Air named in Annex II, or, to their best knowledge, their Associates has any arrangement or understanding with any person as (1) to any future employment by Atlantic Coast or its affiliates or (2) to future transactions to which Atlantic Coast or any of its affiliates will or may be a party, nor any material interest, direct or indirect, in any transaction that has occurred within the last two years in which Atlantic Coast or any of its affiliates was or is a party and in which the amount involved exceeds $60,000. Certain directors and executive officers of Mesa Air and/or its respective associates may also be directors or officers of other companies and organizations that have engaged in transactions with Atlantic Coast or its subsidiaries in the ordinary course of business within the last two years, but Mesa Air believes that the interest of such persons in such transactions is not material.


                                     III-1

                                  APPENDIX 1

[WHITE CONSENT CARD]                                      [FORM OF CONSENT CARD]


                   PRELIMINARY COPY -- SUBJECT TO COMPLETION
                SOLICITATION ON BEHALF OF MESA AIR GROUP, INC.

Unless otherwise indicated below, the undersigned, a stockholder of record of Atlantic Coast Airlines Holdings, Inc. ("Atlantic Coast") as of the close of business on [ ], 2003 hereby consents, pursuant to Section 228 of the Delaware General Corporation Law and Section 2.10 of the Atlantic Coast by-laws for all shares of common stock of Atlantic Coast held by the undersigned, to the taking of the following actions without a meeting of the stockholders of Atlantic
Coast:



                (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)



------------------------------------------------------------------------------
                           --FOLD AND DETACH HERE--


                                  Appendix 1-1

                                                        DOES NOT
                                          CONSENT        CONSENT        ABSTAIN

1. Repeal each provision of the             | |            | |            | |
   Atlantic Coast by-laws adopted
   after August 14, 1998 and prior
   to the effective time of the
   stockholder action contemplated
   hereby.

2. Remove Kerry B. Skeen, Thomas J.
   Moore, C. Edward Acker, Robert
   E. Buchanan, Susan MacGregor
   Coughlin, Caroline Devine,
   Daniel L. McGinnis, James C.
   Miller III, and William Anthony
   Rice and any director elected or
   appointed to the Atlantic Coast          | |            | |            | |
   board pursuant to a vacancy
   caused by the removal or
   resignation of any of the
   directors from the Atlantic
   Coast board or any newly-created
   directorships prior to the
   effective time of this
   stockholder action.


INSTRUCTION: TO CONSENT, NOT CONSENT OR ABSTAIN FROM CONSENTING TO THE REMOVAL OF ALL THE PERSONS NAMED IN PROPOSAL #2, CHECK THE APPROPRIATE BOX ABOVE. IF YOU WISH TO CONSENT TO THE REMOVAL OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL #2, BUT NOT ALL OF THEM, CHECK THE "CONSENT" BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WISH REMOVED IN THE SPACE PROVIDED BELOW:

--------------------------------------------------------------------------------

3. Elect Nathaniel A. Davis, Andre          | |            | |            | |
   V. Duggin, Theodore F. Kahan,
   James R. Link, David T.
   McLaughlin, Peter F. Nostrand,
   and Archille R. Paquette to
   serve as directors of Atlantic
   Coast (or, if any such nominee
   is unable to serve as a director
   of Atlantic Coast due to death,
   disability or otherwise, any
   other person designated as a
   nominee by the remaining nominee
   or nominees).

INSTRUCTION: TO CONSENT, NOT CONSENT OR ABSTAIN FROM CONSENTING TO THE ELECTION OF ALL THE PERSONS NAMED IN PROPOSAL #3, CHECK THE APPROPRIATE BOX ABOVE. IF YOU WISH TO CONSENT TO THE ELECTION OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL #3, BUT NOT ALL OF THEM, CHECK THE "CONSENT" BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WISH ELECTED IN THE SPACE PROVIDED BELOW.

--------------------------------------------------------------------------------

                             THIS PROXY IS REVOCABLE AND WILL BE VOTED AS
                             DIRECTED. IF NO BOX IS MARKED FOR ANY PROPOSAL, THE UNDERSIGNED WILL BE DEEMED TO CONSENT TO


                                  Appendix 1-2

                             SUCH PROPOSAL, EXCEPT THAT THE UNDERSIGNED WILL NOT BE DEEMED TO CONSENT TO THE REMOVAL OF ANY CURRENT DIRECTOR OR TO THE ELECTION OF ANY NOMINEE WHOSE NAME IS WRITTEN-IN IN THE SPACE PROVIDED.

                             IN ORDER FOR YOUR CONSENT TO BE VALID, IT MUST BE DATED. PLEASE MARK, SIGN, DATE AND MAIL YOUR CONSENT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. The provisions of the Consent Statement dated [ ], 2003 of Mesa Air Group, Inc., are incorporated by reference. IN THE ABSENCE OF DISSENT OR ABSTENTION BEING INDICATED ABOVE, THE UNDERSIGNED HEREBY CONSENTS TO EACH ACTION LISTED ABOVE.

                             The effectiveness of proposal 3 is subject to, and conditioned upon, the adoption of proposal 2 set forth above by the holders of record, as of the close of business on the record date, of a majority of the shares of Atlantic Coast common stock then outstanding.


Signature(s)______________________________     Dated _____________, 2003

      Please sign exactly as the name appears on the stock certificate or on the attached label. If shares are held by joint tenants, both should sign. In case of joint owners, each joint owner must sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., please give full title.

------------------------------------------------------------------------------
                           * FOLD AND DETACH HERE *


                                  Appendix 1-3